FORM 10-Q
                                                                    Exhibit 11.1

                        Litchfield Financial Corporation
                        Computation of Earnings Per Share

                                                              Three months ended              Six months ended
                                                                   June 30,                       June 30,
                                                                 1996           1995          1996           1995

      Net Income........................................       $1,564,000     $  975,000      $2,362,000     $1,345,000

      Net income per common share.......................    $           .27    $          .22   $           .41    $           .31

      Weighted average number of  common
           shares outstanding...........................        5,442,768      4,100,300       5,439,459      4,092,677
      Weighted average number of common
          stock equivalents outstanding:
          Stock Options.................................          265,423        245,096         259,407        248,386

      Fully diluted weighted average common
           and common equivalent shares
           outstanding (1)..............................        5,708,191      4,345,396       5,698,866      4,341,063

(1) Primary weighted average number of common stock equivalents were 5,708,191 and 5,672,99 for the three and six months ended June 30, 1996 and 5,669,006 and 4,248,291 for the three and six months ended June 30, 1995, respectively. The difference between primary and fully diluted shares outstanding did not have a material effect on the calculation of earnings per share.